CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


We consent to the references to our firm in the Post-Effective Amendment to the Registration Statement on Form N-1A of Professionally Managed Portfolios and to the use of our report dated January 28, 2000 on the financial statements and financial highlights of the Matrix Growth Fund and Matrix Emerging Growth Fund, each a series of Professionally Managed Portfolios. Such financial statements and financial highlights appear in the 1999 Annual Report to Shareholders which is incorporated by reference into the Statement of Additional Information.


                                               /s/ TAIT, WELLER & BAKER

Philadelphia, Pennsylvania
April 24, 2000